Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS 2003 FOURTH QUARTER

AND YEAR-END RESULTS

- Achieves Profitable Quarter on 44% Revenue Increase -

OMAHA, Nebraska (March 22, 2004) Ballantyne of Omaha, Inc. (OTC BB: BTNE), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results from continuing operations for the three- and twelve-month periods ended December 31, 2003.

Net revenue from continuing operations for the three months ended December 31, 2003 rose 44% to $11.1 million from $7.7 million in the fourth quarter of 2002.  Gross profit from continuing operations in the quarter rose 110% to $2.7 million from $1.3 million in the year-ago period due to lower manufacturing costs resulting from increased sales volume and a more favorable sales mix.  The Company reported net income from continuing operations of $0.2 million, or $0.02 per diluted share, in the fourth quarter of 2003, compared to a net loss from continuing operations of $0.9 million, or $0.07 per diluted share, in the year-ago fourth quarter.  Per share results are based on a weighted average number of shares outstanding of 13,395,475 and 12,586,901 for the fourth quarters of 2003 and 2002, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The financial health of the theater exhibition industry is steadily improving and our customers are gaining improved access to capital for new theater construction.  Our sales began improving in the second quarter of 2003 and grew stronger as the year progressed, resulting in a 14% increase in projector unit shipments on a year-over-year basis.  Initiatives to pursue new growth are also starting to contribute, as evidenced by the successful debut of our MegaSystems® product line during the year.

“The results for the 2003 fourth quarter reflect the accrual of $0.3 million of insurance recoveries relating to certain fraudulent expense claims by a former employee from 1998 through October 2003.  The total loss related to this incident was approximately $768,000 and was primarily recorded and expensed by the Company as selling expenses in the year when the fraudulent expense claims were submitted by the former employee.  The Company continues to pursue additional recoveries concerning these claims.”

-more-

Ballantyne of Omaha Reports 4Q and 2003 Profits, 3/22/04

For the twelve-month period ended December 31, 2003, the Company reported revenue from continuing operations of $37.4 million, compared to $33.8 million in the year-ago period.  Gross profit from continuing operations in 2003 increased 53% to $8.6 million, or 23% of revenue, compared to $5.6 million, or 17% of revenue, in 2002 due to lower manufacturing costs resulting from increased production volume.  Results for 2003 reflect the accrual of $0.3 million of insurance proceeds relating to the fraudulent expense claims discussed earlier.  Ballantyne’s net income from continuing operations in 2003 was $0.6 million, or $0.04 per diluted share, compared to a net loss from continuing operations of $2.6 million, or $0.21 per diluted share, in 2002.  Per share results are based on a weighted average number of shares outstanding of 13,186,968 and 12,572,442 for the 2003 and 2002 periods, respectively.

Mr. Wilmers continued, “We made it a priority to further strengthen our balance sheet in 2003, finishing the year with negligible debt, working capital of $20.8 million and a growing cash position of approximately $8.8 million.  Additionally, there is borrowing capacity of $4 million under our credit facility, should we need those additional resources to pursue acquisitions or digital projection initiatives in the year ahead.”

2004 Expectations

The Company’s expectations for 2004 include continued improvement in projector unit sales over 2003 levels, continued sales of MegaSystems large format theater products, and continued operating leverage gained through manufacturing efficiencies.  The Company’s strategic focus will be on diversifying its revenue base through the development of new product lines or through strategic acquisitions.

“The industry at-large grows more financially stable each year, giving us optimism about our prospects in 2004,” added Mr. Wilmers.  “Visibility into the theater construction schedules of our customers has significantly improved, and we have greater confidence that new equipment purchase commitments will be fulfilled.  This stability will contribute to a more firm financial base from which to pursue new internal growth initiatives and complementary acquisitions that build our theater equipment market share in the year ahead and beyond.”

Ballantyne will continue to optimize its product mix in 2004 by phasing out its food service equipment product line.  This business is comprised of smokers, ventilation hoods and pressure fryers, and accounted for approximately $0.8 million in sales in 2003.  Going forward, the Company will continue to supply parts and provide service to its installed equipment customer base.  Ballantyne will also continue to distribute its “Flavor Crisp” marinade and breading products to independent food service operators, as well as support its “Chicken-on-the-Run” and “BBQ-on-the-Run” programs.  In 2003, the marinade, breading and food programs together accounted for approximately $0.6 million of revenue.

Mr. Wilmers concluded, “Having returned to profitability, improved the balance sheet and demonstrated the continuing resilience of our product lines through the exhibition industry’s recent downturn, we will continue to evaluate every aspect of our business to ensure that ongoing expenses and investments deliver an appropriate return to shareholders.”

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and, other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net operating revenues	$11,052,041	$7,687,526	$37,433,286	$33,785,375
Cost of revenues	8,383,174	6,420,525	28,817,635	28,165,750
Gross profit	2,668,867	1,267,001	8,615,651	5,619,625

Selling and administrative expenses:
Selling	673,928	1,050,580	3,209,321	3,098,742
Administrative	1,420,584	973,824	4,430,137	4,505,127
Total selling and administrative	2,094,512	2,024,404	7,639,458	7,603,869

Income (loss) from operations	574,355	(757,403)	976,193	(1,984,244)

Net interest income (expense)	844	30,185	47,872	(51,374)
Gain on disposal of assets, net	—	76	136,056	243,238
Other income (expense)	(106,658)	31,428	(86,140)	38,186
Income (loss) from continuing Operations before income taxes	468,541	(695,714)	1,073,981	(1,754,194)

Income tax expense	(246,637)	(194,700)	(495,471)	(827,997)

Income (loss) from continuing operations	221,904	(890,414)	578,510	(2,582,191)

Discontinued operations:
Income (loss) from operations of discontinued audio-visual segment, net of Federal taxes	—	41,928	—	(407,687)
Gain (loss) on disposal of audio-visual Segment, net of Federal taxes	—	17,084	—	(614,785)
Net income (loss)	$221,904	$(831,402)	$578,510	$(3,604,663)

Diluted net income (loss) per share
Net income (loss) per share from continuing operations	$0.02	$(0.07)	$0.04	$(0.21)
Net loss per share from discontinued operations	$—	$—	$—	$(0.08)
Net income (loss) per share	$0.02	$(0.07)	$0.04	$(0.29)

Weighted average shares outstanding:
Diluted	13,395,475	12,586,901	13,186,968	12,572,442

Selected Balance Sheet Items(1)  (Audited)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$8,761,568	$6,276,011
Accounts receivable, net	6,698,725	5,523,122
Inventories, net	12,459,852	12,031,724
Current debt	24,253	17,841
Long-term debt	68,306	93,458
Accounts payable and accrued expenses	7,797,284	6,377,798
Total stockholders’ equity	$29,089,089	$28,390,929

Selected Cash Flow Statement Items(1)  (Audited):

	Twelve Months Ended December 31,
	2003	2002
Net income (loss)	$578,510	$(3,604,663)
Depreciation and amortization	1,203,939	1,474,590
Net cash provided by operating activities	2,044,818	5,721,183
Capital expenditures	(406,717)	(182,217)
Net cash provided by (used in) investing activities	(116,717)	407,190
Net cash provided by (used in) financing activities	84,225	(1,736,582)
Net increase in cash & cash equivalents	2,485,557	4,176,691
Cash & cash equivalents at beginning of year	6,276,011	2,099,320
Cash & cash equivalents at end of year	$8,761,568	$6,276,011

(1)          Excludes discontinued operations.

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